Exhibit 99.1

LendingClub Announces Changes to its Board of Directors
Susan Athey, Leading Technology Economist with Expertise in Marketplace Dynamics to Join and Lawrence H. Summers to retire after six years on the board
SAN FRANCISCO, March 28, 2018 -- LendingClub Corporation (NYSE: LC), America's largest online credit marketplace, today announced that Susan Athey has joined as the newest member of its Board of Directors, effective March 22, 2018. LendingClub also announced today that Lawrence H. Summers, preeminent economist and President Emeritus of Harvard University, has decided that, after six years on the Board of Directors, he will be resigning at the conclusion of LendingClub’s annual shareholder meeting.
Currently the Economics of Technology Professor at Stanford Graduate School of Business, Ms. Athey has a distinguished career as one of the country’s leading economists. A recipient of the prestigious John Bates Clark Medal for the best American Economist under the age of 40 (2007), Ms. Atthey's recent academic research and teaching focuses on platform competition, financial technology, the impact of the internet and social media on consumer behavior, and new econometric methods for analyzing big data.
“What drew me to LendingClub is quite simply the model. A digital marketplace that connects borrowers with investors to simplify access to credit benefits both sides and provides real value,” said Susan Athey. “I’m excited to apply my expertise to improving the efficiency of financial services.”
“Susan is not only an experienced board member, but also the leading tech economist focusing specifically on unlocking the power of marketplace models. She understands how big data and marketplace dynamics can generate value, and we look forward to working with her insights,” said Scott Sanborn, CEO of LendingClub. “We are excited to have her join as Larry wraps up his board tenure. The combination of his unique perspective and powerful intellect has been a great addition to our corporate governance since 2012.”
“It’s been a privilege to work with my fellow board members and with the LendingClub management team over the last six years,” said Lawrence H. Summers. “I would like to welcome Susan to the board as she brings her expertise to this innovative technology-driven credit marketplace that continues to break new ground in financial services.”
Ms. Athey holds bachelor degrees from Duke University, a PhD from Stanford University, and an honorary doctorate from Duke University. She previously taught at the economics departments at MIT, Stanford, and Harvard. Ms. Athey sits on the boards of Expedia, Inc., A Place for Rover, Inc., and enterprise blockchain start-up Ripple Labs, Inc., and serves as an advisor to X/Seed Capital, NYCA Partners, and several additional startups, including Mines.io, Cardinal Analytx and AppSheet. She previously served as a high-level advisor to Microsoft.
About LendingClub
LendingClub was founded to transform the banking system to make credit more affordable and investing more rewarding. Today, LendingClub's online credit marketplace connects borrowers and investors to deliver more efficient and affordable access to credit. Through its technology platform, LendingClub is able to create cost efficiencies and passes those savings onto borrowers in the form of lower rates and to investors in the form of solid returns. LendingClub is based in San Francisco, California. Currently, residents of the following states may invest in LendingClub notes: AL, AR, AZ, CA, CO, CT, DC, DE, FL, GA, HI, IA, ID, IL, IN, KS, KY, LA, MA, ME, MD, MI, MN, MO, MS, MT, ND, NE, NH, NJ, NV, NY, OK, OR, RI, SC, SD, TN, TX, UT, VA, VT, WA, WI, WV, or WY. All loans are made by federally regulated issuing bank partners. More information is available at https://www.lendingclub.com.